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Dated April 25, 2012
Filed Pursuant to Rule 433
Registration Statement No. 333-176841
Relating to Preliminary Prospectus Dated April 17, 2012

ARES COMMERCIAL REAL ESTATE CORPORATION

Common Stock

FINAL PRICING TERMS

Issuer:	Ares Commercial Real Estate Corporation
Title of Shares:	Common Stock
Number of Shares:	7,700,000 shares (plus up to an additional 1,155,000 shares subject to underwriters' overallotment option)
Public Offering Price:	$18.50 per share
Proceeds (before expenses) to the Issuer:	$142,450,000 total (not including the underwriters' overallotment option)
Trade Date:	April 26, 2012
Settlement Date:	May 1, 2011
Ares Investment Holdings LLC's Beneficial Ownership After the Offering:
2,000,000 shares, including 500,000 shares purchased in this offering and for which no underwriting discount will be payable by the issuer or its manager. Represents approximately 21.66% of issuer's outstanding common stock, or approximately 19.25% if the underwriters exercise their overallotment option in full. The issuer's board of directors is expected to establish an excepted holder limit for Ares Investments Holdings LLC to own, subject to certain conditions, up to 22% of the outstanding shares of the issuer's common stock.

The issuer has filed a registration statement (including a preliminary prospectus dated April 17, 2012) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting Wells Fargo Securities, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152 (Tel: 800-326-5897) or email: cmclientsupport@wellsfargo.com; or Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 (Tel: 800-831-9146) or email: batprospectusdept@citi.com; or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department (Tel: 866-500-5408) or email: dg.prospectus_requests@baml.com; or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department (Tel: 866-803-9204).

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  Dated April 25, 2012 Filed Pursuant to Rule 433 Registration Statement No. 333-176841 Relating to Preliminary Prospectus Dated April 17, 2012
ARES COMMERCIAL REAL ESTATE CORPORATION
Common Stock
FINAL PRICING TERMS